Exhibit 99.1

               CardioDynamics Announces Appointment of
             Mark S. Florence as Vice President of Sales

    SAN DIEGO--(BUSINESS WIRE)--Nov. 16, 2004--

   Former McKesson V.P. Brings Over 18 Years of Experience in Sales
         Growth, Distribution Strategy, and Market Development

    CardioDynamics (Nasdaq:CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, announced today the appointment of Mark S. Florence to the newly created position of vice president of sales. Florence will oversee the Company's U.S. sales strategy and have overall responsibility for field sales operations and distribution strategy.
    "This new addition to our senior management team is key to the expansion of our direct sales force and execution of our strategic business plan," stated Michael K. Perry, Chief Executive Officer of CardioDynamics. "Mark's talent and proven track record in building outstanding sales teams and leveraging distributor sales networks will significantly contribute to CardioDynamics achieving its growth objectives."
    Prior to joining CardioDynamics, Mr. Florence served as vice president and general manager, marketing & sales, primary care and sub-acute markets, for Moore Medical Corporation, a McKesson subsidiary. Moore Medical is a multi-channel marketer and distributor of medical, surgical and pharmaceutical products. McKesson Corporation is a Fortune 20 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care.
    At Moore Medical, Mr. Florence was responsible for developing the industry's first truly integrated multi-channel marketing and sales organization. Sales and profits increased significantly under Mr. Florence's leadership. Prior to his tenure at McKesson, Mr. Florence held sales and marketing positions with Bayer Corporation, Diagnostics Division and Abbott Laboratories, Diagnostics Division. Mr. Florence earned his bachelor's degree in marketing and MBA from Northeastern University, Boston. He currently sits on the board of directors of the Biomedical Marketing Association (BMA) and Primary Care Advisory Board for the Health Care Industry Distributors Association (HIDA).

    About CardioDynamics

    CardioDynamics (Nasdaq:CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2003 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

    CONTACT: CardioDynamics
             Bonnie Ortega, 800-778-4825, Ext. 1005 (Investors)
              bortega@cardiodynamics.com
             Irene Paigah, 800-778-4825, Ext. 1012 (Media)
              ipaigah@cardiodynamics.com